Exhibit 99.2

Contact:	John Christie Senior Director Investor Relations and Research AvalonBay Communities, Inc. 703-317-4747

For Immediate Release

AVALONBAY COMMUNITIES UPDATES SECOND

QUARTER AND FULL-YEAR 2010 OUTLOOK

Arlington, VA (June 8, 2010) — AvalonBay Communities, Inc. (NYSE: AVB) announced today an increase in the Company’s outlook for Earnings per Share — diluted (“EPS”) and Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the second quarter and full year 2010.  This release provides additional information to management’s comments on April 29, 2010 (in connection with its first quarter earnings release) in which the Company noted that full year 2010 FFO per share would likely be higher than the outlook provided in February 2010 in the Company’s fourth quarter 2009 earnings release (the “February 2010 Outlook”).

EPS and FFO per Share Outlook Revisions

The Company now expects EPS for the quarter ending June 30, 2010 to be between $0.58 and $0.60 and Projected FFO per share to be between $1.01 to $1.03.  The Projected FFO per share range for the quarter ending June 30, 2010 previously provided in the April 28, 2010 earnings release was $0.93 to $0.97 per share.

For the full year ending December 31, 2010, the Company now expects EPS to be within a range of $1.88 and $2.03, with Projected FFO per share to be within a range of $3.85 and $4.00.  The previous Projected FFO per share for the full year 2010 provided in the February 2010 Outlook was a range of $3.60 to $3.85.

For the quarter ending June 30, 2010, the Company expects revenue from Established Communities will decline by 2.0% to 2.5% compared to the prior year period.  For the full year 2010, revenue from Established Communities is anticipated to decline 0.75% to 1.75% as compared to the prior year. This compares to a decline of 3.0% to 4.5% for the full year 2010 included in the February 2010 Outlook.

The Company expects sequential revenue growth from Established Communities from the first quarter 2010 to the second quarter 2010 to be slightly positive, increasing approximately 1.0% between quarters. Sequential quarterly revenue growth is expected to continue for the third and fourth quarters of 2010, with year over year revenue growth emerging in the second half of 2010.

Copyright © 2010 AvalonBay Communities, Inc. All Rights Reserved

The Company expects that Net Operating Income (“NOI”) will decline by 1.5% to 3.0% for the full year 2010 as compared to the prior year.  The February 2010 Outlook anticipated that NOI for the full year 2010 would decline by 5.0% to 7.0% as compared to the prior year.

These improved operating trends are somewhat offset by the cessation in capitalized interest for certain land held for investment or where future development has been delayed and additional common stock issuances.  An analysis of the revised full year 2010 financial outlook compared to the February 2010 Outlook follows:

Per
Share

FFO (February 2010 Outlook)	$3.73

NOI and other income	0.29
Reduction of Capitalized Interest	(0.05)
Impact of additional shares issued	(0.05)

FFO (June 2010 Outlook)	$3.92

The narrative that follows provides additional discussion of the changes presented above from the February 2010 Outlook to the Company’s current outlook for 2010.  Overall changes in the Company’s expectations are also summarized on Attachment A of this release.

Basis for Revised Outlook

During the year, the Company periodically updates its financial outlook based in part on actual economic conditions (including job growth and housing market conditions) which may or may not be different from assumptions made at the beginning of the year. The Company’s updated financial outlook also relies heavily on portfolio trend analysis, especially during the early stages of economic transition.

The principal factors behind the improved operating trends are better than expected employment levels earlier in the year, combined with household formation and homeownership trends that favor rental housing.  The Company uses a composite of third party economic forecasts to develop operating and financial plans, with a particular focus on employment forecasts. Year-to-date 2010 economic data show net job gains began a quarter or two earlier than expected by third party forecasts, and employment forecasts for 2010 have now been revised upward accordingly. Other factors, such as a continued decline in homeownership and favorable renter demographics, provide additional evidence that apartment fundamentals are improving earlier than anticipated.

Investment and Capital Markets Activity

The February 2010 Outlook anticipated new development starts with a Total Capital Cost of $380 million.  The Company now anticipates new development starts with a Total Capital Cost of approximately $600 million.

Year to date in 2010, the Company has sold 2,388,467 shares of common stock under the continuous equity offering program at an average price of approximately $94 per share, for net proceeds of $220,246,000.  The Company now expects capital markets activity will total $300 million in 2010.

Second Quarter Earnings Release

The Company expects to release its second quarter 2010 earnings on August 3, 2010 after the market closes. The Company expects to hold a conference call on August 4, 2010 at 1:00 PM EDT to discuss the second quarter 2010 results.

About AvalonBay Communities, Inc.

As of March 31, 2010, the Company owned or held a direct or indirect ownership interest in 172 apartment communities containing 50,322 apartment homes in ten states and the District of Columbia, of which seven communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: national and local economic trends, including those relating to employment levels, household formation or homeownership trends, may be different than we anticipate, which may adversely impact our expected occupancy and revenue assumptions and projections; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter or full year 2010.  The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

This release includes the definitions and reconciliations of the following non-GAAP financial measures and other capitalized terms:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter 2010 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q2 10	$0.58	$0.60
Projected depreciation (real estate related)	0.69	0.69
Projected gain on sale of operating communities	(0.26)	(0.26)

Projected FFO per share (diluted) - Q2 10	$1.01	$1.03

Projected EPS (diluted) - Full Year 2010	$1.88	$2.03
Projected depreciation (real estate related)	2.82	2.82
Projected gain on sale of operating communities	(0.85)	(0.85)

Projected FFO per share (diluted) - Full Year 2010	$3.85	$4.00

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development Community , including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year.  Therefore, for 2010, Established Communities are consolidated communities that have stabilized operations as of January 1, 2009 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Attachment A

2010 Financial Outlook

As of June 8, 2010

(Dollars in millions, except per share data)

	Revised Full Year	Original Full Year
	(as of Jun 2010)	(as of Feb 2010)
Job Growth Data & Assumptions (1)

2010 Expected US job growth	0.9%	0.3%

2010 Expected AVB Markets job growth	0.7%	0.0%

LIBOR Assumption	.23%/.32%/.75%/1.0%	.25% to .50%

Earnings per Share	$1.88 to $2.03	$1.60 to $1.85

Less - Net gain on asset sales, per share	$0.85	$0.75 to $1.00

Plus - Real estate depreciation, per share	$2.82	$2.75 to $3.00

Funds from Operations (FFO) (2) per share	$3.85 to $4.00	$3.60 to $3.85

FFO per Share Growth at the Mid-Point of Outlook Ranges

Projected FFO per share change	0.9%	(4.2%)

Projected FFO per share change adjusted for non-routine items in 2009 and 2010	(12.0%)	(16.5%)

Established Communities (2)

Rental revenue change	(0.75%) to (1.75%)	(3.0%) to (4.5%)
NOI change	(1.5%) to (3.0%)	(5.0%) to (7.0%)

	Total	Total
Development Activity
Cash disbursed for Development Communities (2) and land for future development	$475 to $575	$450 to $550
Development Community (2) completions	$77	$77
Development Starts	$600	$380

Disposition Activity

Disposition volume	$190	$180 to $200

Financing Activity - Sources (Uses)

New Capital Markets Activity	$300	$200
Debt maturities & Early Redemptions	($140)	($120)
Weighted average interest rate on maturing debt	6.2%	6.1%

Capitalized Interest (3)	$30 to $40	$40 to $50

Expensed Overhead (Corporate G&A, Property and Investment Management)	0% to 10%	0% to 10%

(1)

Moody’s Economy.com forecast of the percentage change in total employment (non-farm payroll) for Q4 2009 (three-month average) vs. Q4 2010 (estimated three-month average). The February 2010 Outlook presented a projected -0.7% change for both the U.S. and AVB Markets based on a calendar year average 2009 vs. 2010.

(2)	This term is a non-GAAP measure or other term that is described more fully on pages 4 and 5 of this release.

(3)

Decline in capitalized interest is due to planned cessation of capitalized interest for certain land held for investment or where future development has been delayed, offset by increased capitalized interest from new development starts.

This chart contains forward-looking statements (please see the paragraphs on p. 3 regarding forward-looking statements).